Exhibit 99.1


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NELNET   121 South 13th Street, Suite 400   P 402 458 2370    www.nelnet.net
         Lincoln, NE  68506                 F 402 458 2344    NELNET CORPORATE
                                                              SERVICES, INC.
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Media Contact: Sheila Odom, 402.458.2329
Investor Contact: Cheryl Watson, 317.469.2064

For release

Nelnet to acquire FACTS and INFINET; company forms Business Solutions unit

Lincoln, NEB., February 20, 2006 - Nelnet, Inc. (NYSE: NNI) announced it has entered into agreements to acquire the remaining twenty percent ownership of FACTS Management Company of Lincoln, Nebraska and the remaining fifty percent ownership of INFINET INTEGRATED SOLUTIONS, INC. of Chicago, Illinois. The transactions are expected to close later this month or in early March, subject to certain regulatory approvals and closing conditions, with an effective date for valuation purposes of January 31, 2006.

FACTS is the nation's largest provider of tuition payment plans for private and parochial K-12 schools as well as colleges and universities. In addition to providing tuition payment plans to more than 650,000 families, the company provides online payment processing, detailed information reporting, and data integration services at more than 3,500 private and parochial K-12 schools and colleges and universities, while managing more than $1.8 billion in tuition funds each year. Nelnet previously acquired an 80% interest in FACTS in June 2005.

INFINET is a leading provider of campus-wide commerce services for higher education organizations, incorporating customer-centric electronic transactions, information sharing, and account and bill presentment. The company's QUIKPAY(R) suite of automated billing, payment processing, and commerce services are utilized by more than 170 campuses and approximately 1.5 million students and families nationwide. The company's LOANPAY(TM) service is used by education finance companies nationally to serve 5.5 million borrowers. Nelnet initially made a 50% investment in INFINET in April 2004.

The acquired organizations and their associates will operate under a newly formed Nelnet Business Solutions unit within Nelnet's Education Services division. The unit will focus on providing comprehensive campus commerce, payment processing, and information management solutions for K-12 and post-secondary institutions that improve student services, create efficiencies, and enhance the financial stability and affordability of schools.

Nelnet Business Solutions will be led by David Byrnes, Chief Executive Officer of FACTS, as Chief Executive Officer of the new unit, Harvey Gannon, Chief Executive Officer of INFINET, as President of Campus Commerce, and Tim Tewes, Executive Vice President of FACTS, as President of K-12 and College Sales.

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"David and Harvey have grown two great companies that align with Nelnet's culture of delivering value to the customer," said David Bottegal, Chief Executive Officer of Nelnet's Education Services division. "They will enhance the total solutions offered to students, families, and schools by integrating the intellectual capital and products of the two organizations into a comprehensive suite of payment plans and campus commerce solutions. This alignment provides an opportunity to add value to our customers, grow market share, and increase Nelnet's fee-based income."

Under the terms of the agreements, the consideration to be paid by Nelnet includes cash and the issuance of a combined total of 333,617 restricted shares of Class A common stock.

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Nelnet is one of the leading education finance companies in the United States and is focused on providing quality products and services to students and schools nationwide. Nelnet ranks among the nation's leaders in terms of total net student loan assets with $20.3 billion as of December 31, 2005. Headquartered in Lincoln, Nebraska, Nelnet originates, consolidates, securitizes, holds, and services student loans, principally loans originated under the Federal Family Education Loan Program of the U.S. Department of Education.

Additional information is available at www.nelnet.net.

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or expected. Among the key factors that may have a direct bearing on Nelnet's operating results, performance, or financial condition expressed or implied by the forward-looking statements are the pending nature of the reported acquisition transactions, the uncertain nature of the expected benefits from the acquisitions and the ability to successfully integrate operations, changes in terms of student loans and the educational credit marketplace, changes in the demand for educational financing or in financing preferences of educational institutions, students and their families, or changes in the general interest rate environment and in the securitization markets for education loans.